Exhibit 99.1

Multi-Color Corporation Announces

Results for Fiscal Year 2009

SHARONVILLE, OHIO, May 15, 2009 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the fourth quarter and full year ended March 31, 2009, compared with the same periods a year ago.

The Company generated its eleventh consecutive year of record Revenues from Continuing Operations during fiscal 2009 of $289.8 million, an increase of 38% compared to the prior year. In addition, the Company generated record Adjusted Income from Continuing Operations of $13.7 million as outlined below.

Financial results for fiscal 2009 and 2008 included the following special items:

	Year Ended 2009 (in thousands)	EPS	Year Ended 2008 (in thousands)	EPS
Income from Continuing Operations and EPS, as reported	$11,435	$0.93	$16,007	$1.52

Plant Closure Costs	1,634	0.13	—	—

Gain on Forward Currency Contracts	—	—	(5,001)	(0.48)

Other Special Charges	602	0.05	683	0.06

Adjusted Income from Continuing Operations and Adjusted EPS	$13,671	$1.11	$11,689	$1.10

Fiscal 2009 highlights included:

•

Net revenues increased 38% to $289.8 million from $210.3 million. The increase was due to the Collotype acquisition completed in February 2008, which generated $106.4 million in revenues for the year, partially offset by a $17.6 million or 9% reduction in North American organic revenues due to the recessionary impact on consumer spending.

•

Gross profit increased 36% to $52.8 million due to the Collotype acquisition, partially offset by the impact of the decrease in North American organic revenues and plant start-up costs incurred during the first half of the year for the new Batavia, Ohio manufacturing facility.

•

Selling, general and administrative (SG&A) expenses increased $6 million due to comparable expenses from the Collotype acquisition. As a percent of sales, SG&A expenses were reduced by 75 basis points due to cost reduction actions.

•	Operating income increased 31% to $22.9 million. Excluding the impact of the special items from both periods, adjusted operating income increased 42% to $26.4 million from $18.5 million.

•

Interest expense increased to $6.8 million from $1 million due to the debt incurred to finance the Collotype acquisition. During fiscal year 2009, the Company repaid $25 million or 19% of long term debt.

•

The Company’s effective tax rate was 30% in 2009 compared to 36% in 2008 due to income in lower tax jurisdictions and the finalization of the acquisition tax structure related to the Company’s international operations. The Company expects its annual effective tax rate to be approximately 30% in fiscal year 2010.

Frank Gerace, President and CEO of Multi-Color Corporation stated, “In the midst of the most severe global economic decline in over 75 years, the Company successfully completed the largest transformation in its 100 year history by expanding its international footprint and completing its largest capital reinvestment in North America while continuing to produce record results.”

Fourth Quarter Results

Financial results for the fourth quarter of fiscal year 2009 and 2008 included the following special items:

	Three Months Ended
	3/31/09 (in thousands)	EPS	3/31/08 (in thousands)	EPS
Income from Continuing Operations, as reported	$2,852	$0.23	$8,224	$0.74

Plant Closure Costs	1,634	0.13	—	—

Benefit from Finalization of Acquisition Tax Structure	(996)	(0.08)	—	—

Gain on Forward Currency Contracts	—	—	(5,643)	(0.51)

Other Special Charges	—	—	480	0.04

Adjusted Income from Continuing Operations and Adjusted EPS	$3,490	$0.28	$3,061	$0.27

•

Net revenues increased 16% to $67.0 million from $57.7 million in the prior year. Collotype revenues increased $12.6 million, while North American organic sales decreased 7% compared to the prior year.

•	Gross profit increased 16% or $1.8 million. The increase in gross profit from Collotype was partially offset by the impact of the organic sales decline.

•

Selling, general and administrative expenses decreased by $0.3 million as aggressive cost reduction actions offset the additional Collotype SG&A expenses. As a percent of sales, SG&A expenses were reduced by 204 basis points.

•	Interest expense increased by $0.5 million due to debt incurred to finance the Collotype acquisition.

•	The Company realized a tax benefit of $1.0 million related to the finalization of the acquisition tax structure for its international operations. The tax benefit increased EPS by $0.08.

•	Adjusted Income from Continuing Operations increased 14% to $3.5 million and Adjusted EPS increased 4% to $0.28 compared to the prior year.

Fourth Quarter and Fiscal Year 2009 Earnings Conference Call and Webcast

The Company will hold a conference call on May 15, 2009 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-679-8034 (code 50430494) or for international access please call 1-617-213-4847 (code 50430494) by 10:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on May 15, 2009 until midnight (ET) on May 22, 2009, by calling 1-888-286-8010 (code 95604041) if domestic or for international access please call 1-617-801-6888 (code 95604041). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PJMUUNXYA (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Sharonville, Ohio based Multi-Color Corporation, established in 1916, is a leader in global label solutions supporting the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage and specialty consumer products. Multi-Color acquired Collotype International Holdings Pty. Ltd. on February 29, 2008. Collotype was established in 1903 in Adelaide, South Australia and is the world’s leading and most awarded pressure sensitive wine & spirits label printer. Multi-Color is the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue applied labels and shrink sleeves. Multi-Color has 14 manufacturing locations worldwide; 8 in the U.S., 5 in Australia and 1 in South Africa. For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Twelve Months Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Revenues	$67,032	$57,702	$289,763	$210,307
Cost of Goods Sold	54,158	46,651	236,957	171,381

Gross Profit	12,874	11,051	52,806	38,926
Gross Margin	19%	19%	18%	19%
Selling, General & Administrative	6,053	6,387	27,388	21,427
Plant Closure Costs	2,553	—	2,553	—

Operating Income	4,268	4,664	22,865	17,499

Other (Income) Expense	(22)	(8,682)	(378)	(8,290)
Interest Expense	1,290	785	6,841	962

Income from Continuing Operations before Taxes	3,000	12,561	16,402	24,827
Provision for Taxes	148	4,337	4,967	8,820

Income from Continuing Operations	2,852	8,224	11,435	16,007
Income/(Loss) from Discontinued Operations, Net of Taxes	33	(44)	(137)	6,977

Net Income	$2,885	$8,180	$11,298	$22,984

Basic Earnings Per Share:
Income from Continuing Operations	$0.23	$0.76	$0.94	$1.57
Income (Loss) from Discontinued Operations	$—	$—	$(0.01)	$0.68

Basic Earnings Per Share	$0.23	$0.76	$0.93	$2.25

Diluted Earnings Per Share:
Income from Continuing Operations	$0.23	$0.74	$0.93	$1.52
Income (Loss) from Discontinued Operations	$—	$—	$(0.01)	$0.66

Diluted Earnings Per Share	$0.23	$0.74	$0.92	$2.18

Basic Shares Outstanding	12,192	10,779	12,156	10,212
Diluted Shares Outstanding	12,286	11,039	12,355	10,520

All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effective September 17, 2007.

	Selected Balance Sheet Information (in 000’s) Unaudited
	March 31, 2009	March 31, 2008
Current Assets	$56,052	$72,228
Total Assets	$258,208	$314,080
Current Liabilities	$42,521	$53,711
Total Liabilities	$155,176	$194,142
Stockholders’ Equity	$103,032	$119,938
Total Debt	$102,319	$131,751

The operating results of Quick Pak are presented as discontinued operations in the Company’s consolidated financial results for all periods presented.

Certain prior year amounts have been reclassified to conform to current year reporting.

For more information, please contact: Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108